                                                                   Exhibit 2.k.3


                                    FORM OF
                              PURCHASE AGREEMENT


          THIS AGREEMENT is made as of this __day of May, 1998 between Luckygold 18A Limited, a company incorporated in the British Virgin Islands ("Seller"), and Peak TrENDS Trust (such trust and the trustees thereof acting in their capacity as such being referred to herein as the "Trust" or "Purchaser").

          WHEREAS, Purchaser has filed with the Securities and Exchange Commission a registration statement contemplating the offering of up to [6,900,000] Trust Enhanced Dividend Securities (the "TrENDS"), the terms of which contemplate delivery by Purchaser to the holders thereof of a number of ordinary shares, $.01 par value per share (the "Common Stock"), of Peak International Limited, a Bermuda holding company (the "Company")(or, at the option of the Seller, the equivalent in cash equal to the Reference Market Price), on ________, 2001 (the "Exchange Date");

          WHEREAS, Seller has agreed, pursuant to the Collateral Agreement (the "Collateral Agreement") dated as of May ___, 1998, among Purchaser, Seller and The Bank of New York, as collateral agent (the "Collateral Agent"), to grant Purchaser a security interest in a specified amount of Common Stock and/or U.S. Treasury securities and in certain other circumstances certain other collateral to secure the obligations of the Seller hereunder;

          WHEREAS, Purchaser has agreed, pursuant to an underwriting agreement, dated May ____, 1998 (the "Underwriting Agreement"), among Purchaser, Seller, and Donaldson, Lufkin & Jenrette Securities Corporation and BancAmerica Robertson Stephens, on behalf of themselves and the several underwriters named therein (the "Underwriters"), to issue and sell to the Underwriters an aggregate of [6,000,000] TrENDS ("the Initial TrENDS") and, at the Underwriters' option, all or any part of [900,000] additional TrENDS (the "Additional TrENDS") to cover overallotments;

          NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                  DEFINITIONS

          As used herein, the following words and phrases shall have the following meanings:

          "Acceleration Amount" has the meaning provided in Article  VII.

          "Acceleration Amount Notice" has the meaning provided in Article VII.

          "Acceleration Date" has the meaning provided in Article VII.

          "Acceleration Value" has the meaning provided in Article VII.

          "Additional Purchase Price" has the meaning provided in Section
1.2(b).

          "Additional Share Base Amount" means the number of Additional TrENDS that the Underwriters shall elect to purchase under the Underwriting Agreement.

          "Additional Shares" has the meaning provided in Section 1.1(b).

          "Additional STRIPS" means the U.S. Treasury obligations purchased by Purchaser for settlement on the Option Closing Date.

          "Adjustment Event" has the meaning provided in Section 6.2.

          "Administrator" means The Bank of New York, administrator for Purchaser under the Administration Agreement dated as of [May] ____, 1998, or any successor thereto.

          "Aggregate Acceleration Value" has the meaning provided in Article
VII.

          "Business Day" means: (i) as used in Article VI, any day on which commercial banks are open for business in New York City and (ii) as used in
Article VII, any day on which commercial banks are open for business in New York City and none of the New York Stock Exchange, American Stock Exchange or Nasdaq National Market is closed.

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

          "Calculation Period" means any period of Trading Days for which an average security price must be determined pursuant to this Agreement.

          "Cash Settlement Alternative" has the meaning provided in Section 1.3(d).

          "Closing Price" means, for any security on any Trading Day, (i) the last reported executed trade price (regular way) of such security on the principal trading market for such security on such date; (ii) if no regular way executed trade price for such security is reported on the principal trading market for such security on such date, the average of the closing bid and offered prices for such security as reported by the principal trading market for such security on such date; (iii) if no regular way executed traded price or closing bid and offered prices for such security are reported on the principal trading market for such security on such date, the Closing Price (as determined in accordance with clauses (i) or (ii)) for the next succeeding Trading Day (if any) within the relevant Calculation Period on which the Closing Price may be so determined; or (iv) if such security is no longer listed or admitted to trading on any exchange or in the over-the-counter market, the average of the closing bid and offered prices for such day as furnished by a member firm of the most recent principal trading market for such security. The Closing Price shall be subject to adjustment in certain events as provided in Section 6.1(d).

          "Contract Shares" has the meaning provided in Section 1.1(b).

          "Custodian" means The Bank of New York, custodian for Purchaser under the Custodian Agreement dated as of [May] ____, 1998, or any successor thereto.

          "Dilution Adjustment" means any fraction or number by which the Exchange Rate shall be multiplied pursuant to Section 6.1(a), (b) or (c).

          "Event of Default" has the meaning provided in Article VII.

          "Excess Purchase Payment" has the meaning provided in Section 6.1(c).

          "Exchange Rate" has the meaning provided in Section 1.1(c).

          "Firm Share Base Amount" has the meaning provided in Section 1.1(a).

          "Firm Shares" has the meaning provided in Section 1.1(a).

          "Firm Purchase Price" has the meaning provided in Section 1.2(a).

          "Floor Price" has the meaning provided in Section 1.1(c).

          "Independent Dealer" has the meaning provided in Article VII.

          "Marketable Securities" has the meaning provided in Section 6.2.

          "Option Closing Date" has the meaning provided in Article IV of the Underwriting Agreement.

          "Payment Date" has the meaning provided in Section 1.3(a).

          "Permitted Dividend" has the meaning provided in Section 6.2.

          "Purchase Price" means the sum of the Firm Purchase Price and the Additional Purchase Price (if any).

          "Reference Market Price" means the average Closing Price per share of the Common Stock for a Calculation Period of 20 Trading Days immediately prior to (but not including) the Exchange Date, provided that if no Closing Price may be determined for one or more (but not all) of such Trading Days, such Trading Day shall be disregarded in the calculation of the Reference Market Price (but no additional Trading Day shall be added to the Calculation Period). If no Closing Price may be determined for any of such Trading Days, the Reference Market Price shall be the Closing Price per share of the Common Stock for the most recent Trading Day prior to such 20 Trading Days for which a Closing Price for the Common Stock may be determined.

          "Then-Reference Market Price" of the Common Stock, for the purpose of applying any adjustment pursuant to Section 6.1, means the average Closing Price per share of the Common Stock for the Calculation Period of five Trading Days immediately prior to the time such adjustment is calculated (or, in the case of an adjustment calculated at the opening of business on the Business Day next following a record date as described in Section 6.1(e)(i), immediately prior to the earlier of the time such adjustment is calculated and the related "ex-date"); provided that if no Closing Price for the Common Stock is determined for one or more (but not all) of such Trading Days, such Trading Day shall be disregarded in the calculation of the Then-Reference Market Price (but no additional Trading Days shall be added to the Calculation Period). If no Closing Price for the Common Stock may be determined for any of such Trading Days, the Then-Reference Market Price shall be the Closing Price for the Common Stock for the most recent Trading Day prior to such five Trading Days for which a Closing Price for the Common Stock may be determined. The "ex-date" with respect to any dividend, distribution or issuance shall mean the first date on which the Common Stock trade regular way on their principal market without the right to receive such dividend, distribution or issuance.

          "Threshold Appreciation Price" has the meaning provided in Section 1.1(c).

          "Trading Day" means, with respect to any security, a day on which the principal trading market for such security is open for trading or quotation.

          "Transaction Value" has the meaning provided in Section 6.2.

          "Trust Agreement" means the Declaration of Trust of the Peak TrENDS Trust dated as of _____________, 1998, as amended and restated as of ____________, 1998.



                                       I.

                               SALE AND PURCHASE

          1.1 Sale and Purchase. (a) Firm Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase and acquire from Seller on the Exchange Date (as defined herein), the amount of Common Stock (the "Firm Shares") equal to the product of _________ (the "Firm Share Base Amount") and the Exchange Rate.

          (b) Additional Shares. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser shall have a right to purchase, a number of additional Shares (the "Additional Shares") equal to the product of the Exchange Rate and the Additional Share Base Amount. If the Underwriters exercise their option to purchase Additional TrENDS pursuant to the Underwriting Agreement, Purchaser shall forthwith upon such exercise notify Seller in writing that Purchaser will purchase the Additional Shares, which notice shall specify the Additional Share Base Amount and the date on which Purchaser shall deliver the purchase price for the Additional Shares, which shall be the Option Closing Date. The Firm Shares and the Additional Shares (if any) are collectively referred to herein as the "Contract Shares".

          (c) Exchange Rate. The "Exchange Rate" shall be determined in accordance with the following formula, subject to adjustment as a result of certain events relating to the Common Stock as provided in Article VI: (i) if the Reference Market Price is less than $_____ (the "Threshold Appreciation Price") but equal to or greater than $______ (the "Floor Price"), a number or fractional number (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) which when multiplied by the Reference Market Price is equal to the Floor Price, (ii) if the Reference Market Price is equal to or greater than the Threshold Appreciation Price, ______ and (iii) if the Reference Market Price is less than the Floor Price, 1.0.

          1.2 Purchase Price. (a) Firm Purchase Price. The purchase price for the Firm Shares (the "Firm Purchase Price") shall be $___________ in the aggregate in cash in U.S. dollars (approximately $_____ per share initially subject hereto ).

          (b) Additional Purchase Price. The purchase price for the Additional Shares (the "Additional Purchase Price") shall be an amount in U.S. dollars equal to the difference between: (i) the aggregate proceeds to Purchaser from the sale of the Additional TrENDS; and (ii) the aggregate purchase cost to Purchaser of the Additional STRIPS, as notified by Purchaser to Seller on the Option Closing Date by way of a written notice giving reasonable details of the Additional STRIPS.

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

          1.3 Payment for and Delivery of Contract Shares. (a) Payment Date. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Firm Purchase Price on __________, 1998 (the "Payment Date") at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, N.Y. 10019-6064, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer to an account designated by Seller, in New York Clearing House Funds (i.e., next-day funds).

               (b) Option Closing Date. Upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver to Seller the Additional Purchase Price on the Option Closing Date at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, N.Y. 10019-6064, or at such other place as shall be agreed upon by Purchaser and Seller, paid by wire transfer to an account designated by Seller, in New York Clearing House Funds.

               (c) Delivery of Contract Shares. On the Exchange Date, Seller shall, subject to the Purchaser having complied with its obligations under
Section 1.3(a) and, if applicable, Section 1.3(b), deliver the Contract Shares to Purchaser. Delivery shall be effected by delivery by the Collateral Agent to the Custodian, for the account of Purchaser, of Common Stock then held by the Collateral Agent as collateral under the Collateral Agreement, in an amount representing a number of shares equal to the number of Contract Shares, rounded down to the nearest whole number. Instead of any fractional share that would otherwise be deliverable to Purchaser at the Exchange Date, Seller shall make a cash payment in respect of such fractional share in an amount equal to the value thereof at the Reference Market Price. Notwithstanding the foregoing, if an Adjustment Event shall have occurred prior to the Exchange Date then, in lieu of the foregoing, delivery shall be effected as follows: (i) in the case of any cash required to be delivered on the Exchange Date as provided in Section 6.2, by wire transfer of immediately available funds to an account designated by Purchaser; or (ii) in the case of any shares of Marketable Securities elected by Seller to be delivered in lieu of cash as provided in Section 6.2, at Seller's election, by instruction to the Collateral Agent to deliver to the Custodian, for the account of Purchaser, a specified number of shares of Marketable Securities then held as collateral under the Collateral Agreement, as provided in Section 6(g) of the Collateral Agreement.

               (d) Cash Settlement Alternative. At its option, Seller may deliver to Purchaser on the Exchange Date, in lieu of the Contract Shares, an amount in cash equal to the product of the Reference Market Price and the Contract Shares (the "Cash Settlement Alternative"), paid by wire transfer to an account designated by Custodian, in New York Clearing House Funds. Seller may elect the Cash Settlement Alternative in respect of all, but not less than all, Contract Shares by notice to Purchaser, the Collateral Agent and the Custodian not less than 20 Trading Days immediately prior to (but not including) the Exchange Date.



                                      II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Purchaser as follows:

               (a) Seller has been duly incorporated and is validly existing as a company under the laws of the British Virgin Islands.

               (b) This Agreement has been duly authorized, executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding agreement of Seller, enforceable under New York law against Seller in accordance with its terms except as (i) such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

               (c) The execution and delivery by Seller of, and the performance by Seller of its obligations under, this Agreement will not contravene any provision of applicable law or memorandum or articles of association of Seller or any agreement or other instrument binding upon Seller or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller as at the date hereof, whether foreign or domestic, and no consent, approval, authorization, order of, or qualification with, any governmental body, agency, self-regulatory organization or court or other tribunal, whether foreign or domestic is or will be required as at the date hereof for the execution, delivery and performance by Seller of this Agreement.

          (d) As of the date hereof, the Seller has good and valid title to _______________ shares of Common Stock of the Company, free and clear of all liens, encumbrances, equities, restrictions, legends or claims other than those provided for under the bylaws of the Company or created pursuant to the Collateral Agreement; all consents, approvals, authorizations and orders necessary for the Seller to pledge and assign the Common Stock to be pledged and assigned by the Seller pursuant to this Agreement and the Collateral Agreement have been obtained; and upon delivery of such Common Stock on the Exchange Date, good and valid title to such Common Stock, free and clear of all liens, encumbrances, equities, restrictions, legends or claims will, subject to the provisions of the bylaws of the Company, pass to the Purchaser.

          (e) Immediately prior to the Payment Date, the Seller has no creditors and debts, whether or not such debts are liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable.

          (f) Since its incorporation, the Seller did not engage in any business activity except any activity relating to (i) the issuance of shares of the Seller and appointment of directors, (ii) the acquisition and disposal of the Common Stock, (iii) the exercise of its rights as the owner of the Common Stock or other property distributed with respect to the Common Stock, and (iv) the offering of the TrENDS.

          (g) Since its incorporation, the Seller has maintained corporate records and books of account which at all times were, and will continue to be separate from those of any other person or entity.

          (h) Since its incorporation up to the date hereof, the Seller has and will continue to observe all applicable corporate formalities in the conduct of its affairs and with respect to the ownership, encumbrances or transfer of any material assets or the incurrence of any material indebtedness.

          (i) Both immediately before and after the Payment Date (a) the fair value of the Seller's assets will exceed its liabilities, (b) the present fair saleable value of the Seller's assets would be greater than its probable liability on its existing debts as such debts become absolute and matured, (c) the Seller would be able to pay its debts as they fall due, and (d) the Seller's remaining capital would not be unreasonably small for the business in which it is engaged.

          (j) Since its incorporation, the Seller has and will continue to conduct its business solely in its own name or through its authorized agents, in a manner which is not likely to mislead any third party as to the legal entity with which they are dealing.

          (k) Since its incorporation, the Seller's assets have not been presented in consolidated financial statements or otherwise, as available for distribution to creditors of any other person or entity, and such practice will continue through and including the Exchange Date.

          (l) The Seller's funds and assets, at all times since its incorporation, have not been and will continue not to be commingled with those of any other person or entity, and shall be clearly and properly accounted for and traceable at all times and in all transactions.

          (m) Since its incorporation, the Seller has and will continue to use stationary and other business forms containing its name identifiably separate and distinct from those of any other person or entity.



                                      III.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as follows:

          (a) Purchaser has been duly created and is validly existing as a statutory business trust under the laws of the State of Delaware.

          (b) This Agreement has been duly authorized, executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms except as (i) such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          (c) The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this

Agreement will not contravene any provision of applicable law or the Trust Agreement, Administration Agreement, Paying Agent Agreement, Custodian Agreement or any other agreement or other instrument binding upon Purchaser or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Purchaser, whether foreign or domestic, and no consent, approval, authorization, order of, or qualification with, any governmental body or agency, self-regulatory organization or court or other tribunal, whether foreign or domestic is or will be required for the execution, delivery and performance by Purchaser of this Agreement.



                                      IV.

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

               (a) The obligation of Purchaser to deliver the Purchase Price on the Payment Date is subject to the satisfaction of the following conditions:

               (i) the purchase by the Underwriters of the Initial TrENDS pursuant to the Underwriting Agreement shall have been consummated as contemplated therein; and

               (ii)  the representations and warranties of Seller contained in
     Article II hereof shall be true and correct as of the Payment Date.

               (b) The obligation of Purchaser to deliver the Additional Purchase Price on the Option Closing Date is subject to the condition that the purchase by the Underwriters of the Additional TrENDS pursuant to the Underwriting Agreement shall have been consummated as contemplated therein.

               (c) If the conditions in this Article IV are not fulfilled or waived by the Purchaser by the Exchange Date (or such later date as the parties hereto may agree in writing), all rights, obligations and liabilities of the parties hereunder shall be terminated and no party hereto will have any further claim against any other party except claims, if any, in respect of any antecedent breach hereof.

                                      V.

                                   COVENANTS

          5.1 Taxes. Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of the Contract Shares, Marketable Securities and any other property pursuant hereto.

          5.2 Forward Contract. Seller hereby agrees that: (i) it will not treat this Agreement, any portion of this Agreement, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income; (ii) it will not treat the delivery of any portion of the Contract Shares or cash or, if an Adjustment Event shall have occurred, Marketable Securities or cash to be delivered pursuant to this Agreement as the payment of interest or ordinary income; (iii) it will treat this Agreement in its entirety as a forward contract for the delivery of such Contract Shares or cash or, if an Adjustment Event shall have occurred, Marketable Securities or cash; and (iv) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in (i) through (iii). Notwithstanding the preceding sentence, Seller may take any action or position required by law, provided that Seller delivers to Purchaser an unqualified opinion of counsel, nationally recognized as expert in United States federal tax matters, to the effect that such action or position is required by a statutory change, United States Treasury regulation or applicable court decision published after the date of this Agreement.

          5.3 Limitations on Trading During Certain Days. Seller hereby agrees that it will not buy Common Stock for its own account during the 60 days prior to the Exchange Date; provided, however, that if any adjustment is made to the Exchange Rate pursuant to Section 6.1(c) during the 65 days prior to the Exchange Date the Seller may buy a maximum number of shares of Common Stock equal to the increase in the number of Contract Shares deliverable by the Seller on the Exchange Date solely as a result of such adjustment; provided, further, that in no event may the Seller buy Common Stock for its own account on and after the date on which the Seller has elected the Cash Settlement Alternative.

          5.4  Notices.  Seller will cause to be delivered to Purchaser:

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

               (a) Promptly upon the occurrence of any Event of Default hereunder or under the Collateral Agreement, or upon Seller obtaining knowledge that any of the conditions or events described in paragraph (a) or (b) of
Article VII shall have occurred with respect to the Seller, notice of such occurrence; and

               (b) In case at any time prior to the Exchange Date Seller receives notice, or obtains knowledge, that any event requiring that an adjustment be effected pursuant to Article VI hereof shall have occurred or will occur, then Seller shall promptly cause to be delivered to Purchaser a notice identifying such event and stating, if known to Seller, the date on which such event is to occur or has occurred and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Purchaser if Seller subsequently receives notice, or obtains knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

          5.5  Additional Covenants.

               (a) The Seller shall not incur, directly or indirectly, any Debt other than Debt existing as of the date hereof; provided, however, that the Seller may incur reasonable fees and expenses in connection with this Agreement and the transactions contemplated hereby; provided further that the Seller may declare and distribute dividends to its shareholders, with the Purchase Price paid by the Purchaser, in accordance with the laws of the British Virgin Islands. For purposes of this paragraph, "Debt" means the principal of and premium (if any) in respect of (i) any indebtedness of the Seller for money borrowed, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Seller is responsible or liable and (iii) all obligations of the type referred to in (i) and (ii) above of other person of which Seller is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise [and (iv) any other indebtedness].

               (b) The Seller will not create or suffer to exist, or enter into any agreement, issue any power of attorney or otherwise confer on any person the power to create or suffer to exist, any Lien upon any of its property or assets now owned or hereafter acquired by it securing any obligation, except for (i) the Lien existing as of the date hereof listed on Schedule ______ attached hereto and (ii) the Lien created pursuant to the Collateral Agreement. For purposes of this paragraph, "Lien" means any lien, mortgage, hypothecation, pledge, security inter-est (including, without limitation, a fiduciary transfer or assignment), conditional sale or other title retention agreement or other similar lien (other than those arising solely by operation of law).

               (c) The Seller will not engage in any business activity or undertake any other activity, except any activity (i) contemplated by this Agreement, (ii) permitted under its memorandum and articles of association, which shall not be amended prior to the Exchange Date without the prior written consent of the trustees of the Purchaser or (iii) any activity relating to the exercise of its rights as owner of the Common Stock of the Company or other property distributed with respect to such shares of the Company.

               (d) Nothing contained in this Article shall limit or effect in any way the representations and warranties of Seller contained in Article II of this Agreement.

          5.6 Further Assurances. From time to time on and after the date hereof through the Exchange Date, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

          5.7 Survival of Representations and Warranties. The Seller's representations and warranties contained in this Agreement, including but not limited to Article II of this Agreement, shall survive the Payment Date and the Option Closing Date.

                                      VI.

                 ADJUSTMENT OF EXCHANGE RATE, THRESHOLD PRICES,
                        INITIAL VALUE AND CLOSING PRICE

          6.1 Dilution Adjustments. The Exchange Rate, Threshold Appreciation Price, Floor Price and the Initial Value shall be subject to adjustment from time to time as follows:

               (a) Stock Dividends, Splits, Reclassifications, etc. If the Company shall, after the date hereof,

               (i) pay a stock dividend or make a distribution with respect to Common Stock in such Common Stock;

               (ii) subdivide or split the outstanding Common Stock into a greater number of shares in the capital of the Company;

               (iii) combine the outstanding Common Stock into a smaller number of shares in the capital of the Company; or

               (iv) issue by reclassification of Common Stock any shares in the capital of the Company;

then, in each such case, the Exchange Rate shall be multiplied by a Dilution Adjustment equal to the number of shares of Common Stock (or in the case of a reclassification referred to in clause (iv) above, the number of shares in the capital of the Company issued pursuant thereto) (or the fraction thereof) that a holder who held one Common Stock immediately prior to such event would be entitled solely by reason of such event to hold immediately after such event. Upon any such adjustment the Threshold Appreciation Price and Floor Price shall also be adjusted in the manner described in Section 6.1(d).

          (b) Right or Warrant Issuances. If the Company shall, after the date hereof, issue, or declare a record date in respect of an issuance of, rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (other than rights to purchase Common Stock pursuant to a plan for the reinvestment of dividends or interest) at a price per share less than the Then-Reference Market Price of the Common Stock, then, in each such case, the Exchange Rate shall be multiplied by the following Dilution
Adjustment: a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the time the adjustment is effected, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the time as of which the adjustment is effected plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Then-Reference Market Price of the Common Stock, which shall be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such Then-Reference Market Price. To the extent that, after expiration of such rights and warrants, shares of Common Stock are not delivered in connection with exercises of such rights or warrants, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. Upon any such adjustment the Threshold Appreciation Price and Floor Price shall also be adjusted in the manner described in Section 6.1(d).

          (c) Excess Purchase Payments. If, after the date hereof, the Company makes an Excess Purchase Payment, then the Exchange Rate will be multiplied by a fraction of which the numerator shall be the Then-Reference Market Price of the Common Stock, and of which denominator shall be such Then-Reference Market Price less the amount of such distribution applicable to one share of Common Stock which would not be a Permitted Dividend (as defined below), (or in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payments for which adjustment is being made at such time divided by the number of outstanding shares of Common Stock on the date the adjustment is effected). For purposes of this Agreement, "Excess Purchase Payment" means the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Purchaser) of all other consideration paid by the Company with respect to one share of Common Stock acquired in any share repurchase (excluding share repurchases by the Company effected in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended) whether made by the Company in the open market, by private purchase, by tender offer, by exchange offer or otherwise, over (y) the Then-Reference Market Price of the Common Stock. Notwithstanding the foregoing, the Company may pay up to $____________ in aggregate consideration in respect of share repurchases without any adjustment pursuant to this Section 6.1(c) being required, provided that no such repurchase involves an Excess Purchase Payment of more than five percent of the Then-Reference Market Price of the Common Stock on the date an adjustment therefor would otherwise be required to be effected. Upon any such adjustment the Threshold Appreciation Price and Floor Price shall also be adjusted in the manner described in Section 6.1(d).

               (d) Corresponding Adjustments to Initial Value, Threshold Appreciation Price, Floor Price and Closing Price.

               (i)   If any adjustment is made to the Exchange Rate pursuant to
     Section 6.1 (a), (b) or (c), an adjustment shall also be made to the Threshold Appreciation Price and the Floor Price. The required adjustment shall be made by dividing each of the Threshold Appreciation Price and the Floor Price by the relevant Dilution Adjustment.

               (ii) If, during any Calculation Period used in calculating the Reference Market Price, the Then-Reference Market Price or the Transaction Value, there shall occur any event requiring an adjustment to be effected pursuant to this Section 6.1, then the Closing Price for each Trading Day in the Calculation Period occurring prior to the day on which such adjustment is effected shall be adjusted by being divided by the relevant Dilution Adjustment.

               (e) Timing of Dilution Adjustments. Each Dilution Adjustment required hereunder shall be effected:

               (i) in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Common Stock entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution or issuance is after such record date, at the time such dividend, distribution or issuance shall be announced by the Company;

               (ii) in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction;

               (iii) in the case of any Excess Purchase Payment for which the Company shall announce, at or prior to the time it commences the relevant share repurchase, the repur-chase price per share for shares proposed to be repurchased, on the date of such announcement; and

               (iv) in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

               (f) General; Failure of Dilution Event to Occur. All Dilution Adjustments shall be rounded upward or downward to the nearest 1/10,000th or if there is not a nearest 1/10,000th to the next lower 1/10,000th). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment pursuant to this
Section 6.1 shall subsequently be cancelled by the Company, or such dividend, distribution, issuance or repurchase shall fail to receive requisite approvals or shall fail to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the Exchange Rate shall be readjusted to the Exchange Rate which would then have been in effect had adjustment for such event not been made. If an Adjustment Event shall occur after the occurrence of one or more events requiring an adjustment pursuant to this
Section 6.1, the Dilution Adjustments previously applied to the Exchange Rate in respect of such events shall not be rescinded but shall be applied to the new Exchange Rate provided for under Section 6.2.

          6.2 Adjustment for Consolidation, Merger or Other Adjustment Event. In the event of (i) any dividend or distribution by the Company to all holders of Common Stock of evidences of its indebtedness or other assets (excluding (i) dividends or distributions referred to in Section 6.1(a)(i), (ii) any shares of other common stock of the Company issued in a reclassification referred to in
Section 6.1(a)(iv) and (iii) Permitted Dividends), or any issuance by the Company to all holders of Common Stock of rights and warrants (other than rights or warrants referred to in Section 6(b)), (ii) any consolidation or merger of the Company, or any surviving entity or subsequent surviving entity of the Company (a "Company Successor"), with or into another entity (other than a merger or consolidation in which the Company is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Company or another entity), (iii) any sale, transfer, lease or conveyance to another entity of the property of the Company or any Company Successor as an entirety or substantially as an entirety, (iv) any statutory exchange of securities of the Company or any Company Successor with another entity (other than in connection with a merger or acquisition) or (v) any liquidation, dissolution or winding up of the Company or any Company Successor (any such event described in clause (i), (ii), (iii), (iv) or (v), an "Adjustment Event"), the Exchange Rate shall be adjusted so that on the Exchange Date Purchaser shall receive, in lieu of, or (in the case of an Adjustment Event described in Section 6.2(i)) in addition to, the Contract Shares, cash in an amount equal to the product of (x) the Firm Share Base Amount plus the Additional Share Base Amount (if any) and (i) if the Reference Market Price is greater than or equal to the Threshold Appreciation Price, [______] multiplied by the Transaction Value, (ii) if the Reference Market Price is less than the Threshold Appreciation Price but is equal to or greater than the Floor Price, the product of (A) the Floor Price divided by the Reference Market Price multiplied by (B) the Transaction Value and (iii) if the Reference Market Price is less than the Floor Price, the Transaction Value. Following an Adjustment Event, the Reference Market Price, as such term is used herein, shall be deemed to equal (A) the Reference Market Price of the Common Stock, as adjusted pursuant to Section 6.1(d); plus (B) the Transaction Value. Notwithstanding the foregoing, if any Marketable Securities are received in such Adjustment Event, Seller may, at its option, in lieu of delivering cash as described above, deliver an equivalent amount (based on the value determined in accordance with clause (z) of the following paragraph) of Marketable Securities, but not exceeding, as a percentage of the total consideration required to be delivered, the percentage of the total Transaction Value attributable to such Marketable Securities; provided, however, that (i) if such option is exercised, the Seller shall deliver Marketable Securities in respect of all, but not less than all, cash amounts that would otherwise be deliverable in respect of Marketable Securities received in an Adjustment Event, (ii) the Seller may not exercise such option if the Seller has elected to deliver cash in lieu of the Common Stock, if any, deliverable upon the Exchange Date or if such Marketable Securities have not yet been delivered to the holders entitled thereto following such Adjustment Event or any record date with respect thereto, and (iii) subject to clause (ii) of this proviso, the Seller must exercise such option if the Seller does not elect to deliver cash in lieu of Common Stock, if any, deliverable upon the Exchange Date. If the Seller elects to deliver Marketable Securities, each holder of a TrENDS will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such Marketable Securities. If, following any Adjustment Event, any Marketable Security ceases to qualify as a Marketable Security, then (x) the Seller may no longer elect to deliver such Marketable Security in lieu of an equivalent amount of cash and (y) notwithstanding clause
(z) of the definition of Transaction Value, the Transaction Value of such Marketable Security shall mean the fair market value of such Marketable Security on the date such security ceases to qualify as a Marketable Security, as determined by a nationally recognized investment banking firm retained for this purpose by the Seller.

          "Permitted Dividend" means any cash dividend in respect of the Common Stock, other than a cash dividend that, together with any other cash dividends during the preceding 12 months, exceeds 10% of the average of the Closing Prices during such 12-month period.

          "Transaction Value" means the sum of: (x) for any cash received in any such Adjustment Event, the amount of cash received per share of Common Stock; (y) for any property other than cash or Marketable Securities received in any such Adjustment Event, an amount equal to the market value on the date the Adjustment Event is consummated of such property received per share of Common Stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by the Administrator; and (z) for any Marketable Securities received in any such Adjustment Event, an amount equal to the average Closing Price per share of such Marketable Securities for the Calculation Period of 20 Trading Days immediately prior to the Exchange Date multiplied by the number of such shares received for each share of Common Stock; provided that if no Closing Price for such Marketable Securities may be determined for one or more (but not all) of such Trading Days, such Trading Day shall be disregarded in the calculation of such average Closing Price (but no additional Trading Days shall be added to the Calculation Period). If no Closing Price for the Marketable Securities may be determined for all such Trading Days, the calculation in the preceding clause (z) shall be based on the most recently available Closing Price for the Marketable Securities prior to such 20 Trading Days.

          "Marketable Securities" means any securities that (A) are (i) listed on a United States national securities exchange, (ii) reported on a United States national securities system subject to last sale reporting, (iii) traded in the over-the-counter market and reported on the National Quotation Bureau or similar organization or (iv) for which bid and ask prices are available from at least three nationally recognized investment banking firms and (B) are either
(x) perpetual equity securities or (y) non-perpetual equity or debt securities with a stated maturity after the stated maturity of the TrENDS. The number of such Marketable Securities included in the calculation of Transaction Value pursuant to the clause (z) of the preceding paragraph, and the Threshold Appreciation Price, Floor Price and Initial Value, shall be subject to adjustment if any event that would, had it occurred with respect to the Common Stock or the Company, have required an adjustment pursuant to Section 6.1, shall occur with respect to such Marketable Securities or the issuer thereof subsequent to the date the Adjustment Event is consummated. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments provided for in Section 6.1.


                                      VII

                                  ACCELERATION

          If one or more of the following events (each an "Event of Default") shall occur:

               (a) Seller shall commence a voluntary case or other proceeding seeking a liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or in that connection seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall take any corporate action to authorize any of the foregoing;

               (b) an involuntary case or other proceeding shall be commenced against Seller seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or in that connection seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days following the Company becoming aware of it (at the end of which a Collateral Event of Default for the purposes of section (c) below shall be deemed to have occurred; or

               (c) a Collateral Event of Default within the meaning of the Collateral Agreement;

then, upon the occurrence of any such event, an Acceleration Date shall occur, and Seller shall become obligated to deliver immediately upon receipt of the Acceleration Amount Notice (as defined below), the Acceleration Amount. The "Acceleration Amount" means that number of shares of Common Stock determined by dividing: (i) the Aggregate Acceleration Value by (ii) the Closing Price of the Common Stock on the Acceleration Date. If an Adjustment Event shall have occurred on or before the Acceleration Date, then in lieu of the Acceleration Amount, Seller shall deliver cash, Marketable Securities or a combination thereof, as the case may be, having an aggregate value, based on the Closing Price per share or the value of a debt security of the Marketable Securities on the Acceleration Date, equal to the Aggregate Acceleration Value; provided that the percentage of such aggregate value that may be delivered in the form of Marketable Securities shall not exceed the percentage of the Transaction Value that would be attributable to Marketable Securities if the Exchange Date were the Acceleration Date.

          The "Aggregate Acceleration Value" means the product obtained by multiplying (i) the Acceleration Value (as defined below) by (ii) the quotient obtained by dividing (A) the sum of the Firm Share Base Amount and the Additional Share Base Amount (if any) by (B) 1,000; except that, if no quotations for the determination of the Acceleration Value are obtained as described below, the Aggregate Acceleration Value shall be (x) the Closing Price on the Acceleration Date times the number of shares of Common Stock that would be required to be delivered by Seller on such date under this Agreement if the Exchange Date were the Acceleration Date or (y) after an Adjustment Event, the value of the alternative consideration that would be required to be delivered on such date under the Agreement if the Exchange Date were the Acceleration Date.

          The "Acceleration Value" means an amount determined on the basis of quotations from up to four Independent Dealers, as defined below. Each quotation will be for the amount that would be paid to the relevant Independent Dealer in consideration of an agreement between Purchaser and such Independent Dealer that would have the effect of preserving for Purchaser the economic equivalent of the payments and deliveries that Purchaser would, but for the occurrence of the Acceleration Date, have been entitled to receive after the Acceleration Date under Article I hereof (taking into account any adjustments to the Exchange Rate that may have been effected on or prior to the Acceleration Date) provided that, for purposes of determining the payments and deliveries to which Purchaser is entitled under Article I hereto, the Additional Share Base Amount shall be redefined to be zero and the Firm Share Base Amount shall be redefined to be 1,000. On or as soon as reasonably practicable following the date on which Purchaser receives notice, or obtains knowledge of, such Acceleration Date, Purchaser will request each Independent Dealer to provide its quotation as soon as reasonably practicable, but in any event within two Business Days. Purchaser shall compute Acceleration Value upon receipt of each Independent Dealer's quotation, provided that if, at the close of business on the fourth Business Day following the date on which Purchaser receives notice, or obtains knowledge of, such Acceleration Date, Purchaser shall have received quotations from fewer than four of the Independent Dealers, Purchaser shall compute the Acceleration Value using the quotations, if any, it shall have received at or prior to such time. If four quotations are provided, the Acceleration Value will be the arithmetic mean of the two quotations remaining after disregarding the highest and lowest quotations. (For this purpose, if more than one quotation has the same highest or lowest value, then one of such quotations shall be disregarded.) If two or three quotations are provided, the Acceleration Value will be the arithmetic mean of such quotations. If one quotation is provided, the Acceleration Value will be equal to such quotation. If no quotations are provided, the Acceleration Value will not be determined and the Aggregate Acceleration Value will be determined as provided above.

          "Independent Dealer" means a nationally recognized independent investment banking firm selected in good faith by Purchaser.

          As promptly as reasonably practicable after receipt of the quotations on which the Acceleration Value is based (or, as the case may be, after failure to receive any such quotations within the time period prescribed above, Purchaser shall deliver to Seller a notice (the "Acceleration Amount Notice") specifying the Acceleration Amount of Shares required to be delivered by Seller.

          Purchaser and Seller agree that the Aggregate Acceleration Value is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and

Purchaser will not be entitled to recover additional damages as a consequence of loss resulting from an Event of Default.


                                      VIII.

                                 MISCELLANEOUS

          8.1 Adjustments of Exchange Rate; Selection of Independent Investment Banking Firm. Purchaser shall be responsible for effectuating and calculating or obtaining the calculation of any adjustment pursuant to Article VI hereof and shall furnish Seller notice of any such adjustment and shall provide Seller reasonable opportunity to review the calculations pertaining to any such adjustment. If, pursuant to the terms and conditions hereof, Purchaser shall be required to retain a nationally recognized independent investment banking firm for any purpose provided herein, such nationally recognized independent investment banking firm shall be selected and retained by Purchaser only after consultation with Seller. Purchaser may delegate the selection of any such firm, or the effectuation and calculation of any such adjustments, to the Administrator. The Administrator may retain a nationally recognized firm of independent certified public accountants (which may be the independent auditors of the Company), selected after consultation with Seller, to calculate any dilution adjustments to the Exchange Rate required by Article VI hereof. The fees and expenses of any such nationally recognized independent investment banking firm or firm of nationally recognized independent auditors retained by the Administrator shall be borne by Seller.

          8.2 Notices. Any notice provided for herein, unless otherwise specified, shall be in writing (including transmittal by telex or telecopier) and shall be given to a party at the address set forth opposite such party's name on the signature pages hereto or at such other address as may be designated by notice duly given in accordance with this Section 8.2 to each other party hereto. Any notice to the Seller of legal process in the United States should be sent to CT Corporation, the registered agent of the Seller in the United States, at 1633 Broadway, New York, New York 10019.

          8.3 Governing Law; Submission to Jurisdictions; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws. The Seller hereby submits to the non-exclusive jurisdiction of the United States

District Court for the Southern District of New York and any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Seller hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to laying of the venue of any such proceedings brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid. [The Seller hereby irrevocably waives, to the fullest extent permitted by applicable law, trial by jury].

          8.4 Entire Agreement. Except as expressly set forth herein, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

          8.5 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          8.6 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller and Purchaser and their respective successors and assigns and no person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Seller and Purchaser shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Purchaser and its successors and assigns.

          8.7 Counterparts. This Agreement may be executed acknowledged and delivered in any number of counterparts, and such counterparts taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

                                SELLER:

                                LUCKYGOLD 18A LIMITED


                                By
                                   --------------------------------------
                                Address for Notices:

                                CT Corporation


                                Attention:
                                          -------------------------------

                                PURCHASER:


                                -----------------------------------------
                                as Trustee


                                -----------------------------------------
                                as Trustee


                                -----------------------------------------
                                as Trustee

                                each as trustee of PEAK TrENDS TRUST

                                Address for Notices:

                                850 Library Avenue
                                Suite 204
                                Newark, DE  19715

                                Attention:  Donald J. Puglisi

                                       27